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Exhibit 10.6

FIFTH AMENDMENT TO ASSET AND
LAND PURCHASE AGREEMENT

        This FIFTH AMENDMENT TO ASSET AND LAND PURCHASE AGREEMENT ("Fifth Amendment") is executed as of the 3RD day of November, 2000 by and among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., SHERATON GAMING CORPORATION and SHERATON SGC SUB CORPORATION (f/k/a SHERATION DESERT INN CORPORATION) (collectively, "Sellers") and VALVINO LAMORE, LLC, STEPHEN A. WYNN, RAMBAS MARKETING CO., LLC. and DESERT INN WATER COMPANY, LLC (collectively, "Purchaser").

RECITALS

        A.    The parties are signatory to that certain Asset and Land Purchase Agreement dated as of April 28, 2000, as amended by First Amendment dated May 26, 2000, Second Amendment dated June 16, 2000, Third Amendment dated as of June 22, 2000 ("Third Amendment") and Fourth Amendment dated as of October 27, 2000 (all such documents collectively, as so amended, the "Agreement").

        B.    Closing as defined under the Agreement has occurred, Sellers have submitted the Updated Calculation, Purchaser has submitted its calculation of Closing Net Working Capital, each as defined in the Agreement; Seller has informally objected thereto, and the parties are in substantial dispute with respect to numerous items affecting the calculation of Closing Net Working Capital.

        C.    The parties desire to resolve all such disputes, to amend the Agreement to clarify Paragraph 5.6 thereof, and also to make several other changes to the Agreement.

        NOW, THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AMENDMENT

          1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

          2.    New Members in Valvino Lamore, LLC.    Nothing contained in Paragraph 5.6 nor in any other provision of the Agreement shall be construed to require Parent's or Sellers' consent to, or otherwise preclude the admission by Valvino Lamore, LLC, of one or more members in addition to Stephen A. Wynn, so long as Stephen A. Wynn remains in control of Valvino Lamore, LLC, either as its sole Manager or, if Valvino Lamore, LLC, is later governed by a Board of Managers, as the controlling member of such Board of Managers.

          3.    Deficit Amount.    The Deficit Amount referred to in Section 1.5(d) is hereby conclusively deemed for all purposes to be the sum of $1,000,000, inclusive of interest accruing through the fifth (5th) business day following execution and delivery by Sellers and Purchaser of this Fifth Amendment, and, accordingly, Parent will, within such five (5) Business Day period, pay to Valvino Lamore, LLC, the sum of $1,000,000 in full satisfaction of any and all obligations of Sellers to pay the Deficit Amount and interest thereon. Each party acknowledges that the foregoing figure represents the settlement of a substantial dispute, and that neither Purchaser nor Sellers have agreed to the calculations of the other. Each party, having had the opportunity to review the calculations of the other with its accountants and legal counsel, has agreed on the settlement described above. Accordingly, notwithstanding any future discovery of the existence or amount of any fact, circumstance, condition, asset, obligation or liability (collectively, "New Information"), knowledge of which New Information would or could have affected either Sellers' or Purchaser's willingness to enter into this Fifth Amendment, there shall be no further adjustment of Closing Net Working Capital nor any liability on the part of the either Sellers or Purchaser on account of any such New Information. Without limitation of the foregoing, Sellers'

indemnity obligations, whether pursuant to Paragraph 9.3 of the Agreement or otherwise, shall not extend to or be affected by any New Information which could or might have affected the calculation of Closing Net Working Capital, nor shall any such New Information be included in the calculation of Sellers' Threshold Amount pursuant to Paragraph 9.3(b) of the Agreement. Sellers and Purchaser waive to the full extent permitted by law any provision of any applicable law which would otherwise afford either of them the ability to assert any liability on the part of the other by reason of any such New Information.

          4.    Receivables Payment.    Notwithstanding the provisions of Paragraph 3, above, concurrently with Sellers' payment of the Deficit Amount, Sellers shall pay to Purchaser the sum of $346,871 (the "Receivables Payment"), representing reimbursement to Purchaser for funds erroneously paid to Sellers after the Closing in the gross amount of $361,978 by account debtors or credit card companies on account of Accounts Receivable of the Business purchased by Purchaser, less credit card fees of $15,107 paid by Sellers with respect thereto. Upon payment of the Receivables Payment, Purchaser forever releases and discharges Sellers from any and all further obligations with respect to the Accounts Receivable as of September 30, 2000; provided, however, that Sellers shall continue to account to Purchaser for any collections that Sellers may receive after September 30, 2000, on account of the Accounts Receivable, and that Purchaser will account to Sellers for any credit card charges paid by Sellers after September 30, 2000 with respect to Accounts Receivable.

          5.    Long-Distance Telephone Charges.    Purchaser acknowledges that at Purchaser's request, Sellers refrained until recently from canceling Sellers' contract for long-distance telephone service from the Property. Without limiting its obligations under the Agreement as in effect immediately prior to execution of this Fifth Amendment, Purchaser confirms its obligation and agreement to indemnify and hold Sellers harmless from any and all claims, demands, damages, losses, liabilities, costs and expenses, arising out of the continuation of that contract (insofar as the same applied to the Property) from and after the Closing.

          6.    Availability of Certain Books and Records.    Purchaser shall make available to Sellers the books and records of the Business pertaining to periods ending prior to June 23, 2000, including, without limitation, all cancelled checks, bank statements, marker information and bank reconciliations applicable to operations of the Business through June 22, 2000. Upon request by Sellers, Purchaser will copy any such books and records and deliver same to Sellers, the costs of such copying and delivery to be shared equally between Purchaser and Sellers.

          7.    Cooperation in Audits.    Without limiting Purchaser's obligations pursuant to Paragraphs 6.7 (Post-Closing Cooperation) and 10.3 (Cooperation) of the Agreement, Purchaser acknowledges Sellers' current need for assistance from Mark LeFever and Marc Rubinstein in connection with currently pending income tax and gaming tax audits of Sellers' operation of the Business, and Seller's obligation under applicable Gaming Laws to file final financial statements for the Business as conducted by Sellers through and including June 22, 2000. Accordingly, for so long as either may continue to be employed by Purchaser, Purchaser will make Mark LeFever and Marc Rubinstein available for consultation with Sellers and authorize Mark LeFever to execute a financial representation letter to Arthur Andersen in customary form to the effect that such final statements are true and correct to the best of his knowledge and belief.

          8.    Further Assurances.    The parties agree to execute such further documents and take such further actions as may be necessary or reasonably requested by either Sellers or Purchaser to effectuate the purposes of this Amendment.

          9.    Continued Force and Effect.    As amended hereby, the Agreement shall continue in full force and effect, and this Fifth Amendment shall constitute a part of the Agreement. All references in the Agreement to itself shall be deemed references to the Agreement as amended hereby.

        10.    Counterparts.    This Fifth Amendment may be signed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument. Facsimile copies hereof and facsimile signatures hereon shall have the force and effect of originals.

        IN WITNESS WHEREOF, the undersigned have caused this Fifth Amendment to Asset and Land Purchase Agreement to be executed by their officers thereunder duly authorized, as of the day and year first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ THOMAS M. SMITH
Name: Thomas M. Smith Title: Vice-President
SHERATON GAMING CORPORATION
By:	/s/ THOMAS M. SMITH
Name: Thomas M. Smith Title: Vice-President
SHERATON SGC SUB COPORATION f/k/a SHERATON DESERT INN CORPORATION
By:	/s/ THOMAS M. SMITH
Name: Thomas M. Smith Title: President
VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN
Name: Stephen A. Wynn Title: Manager
/s/ STEPHEN A. WYNN Stephen A. Wynn, an individual
DESERT INN WATER COMPANY, LLC, a Nevada limited liability company
By:	/s/ STEPHEN A. WYNN
Name: Stephen A. Wynn Title: Sole Member

RAMBAS MARKETING CO., LLC, a Nevada limited liability company
By:	Valvino Lamore, LLC Its: Sole Member
	By:	/s/ STEPHEN A. WYNN
Name: Stephen A. Wynn Title: Manager

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  Exhibit 10.6
FIFTH AMENDMENT TO ASSET AND LAND PURCHASE AGREEMENT